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                                                                 EXHIBIT 10.(q)



                                   MAPCO INC.
                       LONG-TERM INVESTMENT SAVINGS PLAN
                       (Effective as of January 1, 1994)


                                   ARTICLE I

The Company hereby adopts the Plan effective January 1, 1994 both to restore to selected officers and key employees the profit sharing and savings plan contributions in excess of tax law limits applicable under any certain Defined Contribution Plans maintained by the Company and its Subsidiaries and to permit deferral by Participants of Salary and Bonuses earned after December 31, 1993 on a pre-tax basis.


                                   ARTICLE II

                                  DEFINITIONS

2.1 Account means the separate recordkeeping account established for a Participant under the Plan to which amounts deferred pursuant to
         Article III are credited and Deemed Return on such Account is credited or debited, as the case may be.

2.2      Administrator means the Company or its delegate.

2.3 Bonus means the amount, if any, awarded under the MAPCO Inc. Annual Incentive Compensation Plan reduced by any applicable employment, withholding or other taxes.

2.4 Code means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

2.5 Company means MAPCO Inc. and any successor thereto whether by merger or otherwise.

2.6 Compensation Committee means the committee which is appointed by the Board of Directors of the Company from among its own members.

2.7 Deemed Investment Options means the deemed investment options made available by the Administrator for election by a Participant in accordance with Article IV.

2.8 Deemed Return means the amount of earnings or losses that would have been credited or debited to a Participant's Account during the relevant period, assuming that amounts deferred under the terms of the Plan had been entirely invested (with
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         earnings reinvested) in one or more investment funds designated by the
         Administrator and selected by the Participant. The Deemed Return shall be calculated as though each investment election by a Participant, including any changes thereto, is executed within five business days of the beginning of the month following receipt of such properly completed election by the Administrator or its delegate for such purpose.

2.9 Defined Contribution Plans means the MAPCO Inc. and Subsidiaries Profit Sharing and Savings Plan, any predecessor of or successor to such Plan and any other qualified defined contribution plan maintained by the Company or a Subsidiary and designated as a Defined Contribution Plan by the Administrator.

2.10     Effective Date means January 1, 1994.

2.11 Executive means an employee of the Company or a Subsidiary employed in an executive or managerial capacity who (i) is a participant in the Annual Incentive Compensation Plan or (ii) is otherwise expressly designated by the Administrator in writing as eligible to participate in the Plan.

2.12 Participant means an Executive who elects deferrals of Salary or Bonus pursuant to Section 3.1 or 3.2, and any Executive or former Executive who has any amount credited to his Account.

2.13 Plan means the MAPCO Inc. Long-term Investment Savings Plan, as amended from time to time.

2.14 Salary means the basic Salary or wage which an Executive is entitled to be paid for the performance of duties during, or properly allocable to, the period during which he is eligible to participate hereunder, including any holiday and vacation pay and any payments to an Executive under any off-time benefits plan or short-term disability plan of the Company or a Subsidiary, and reduced by any applicable employment, withholding or other taxes, any pre-tax contributions to a Defined Contribution Plan, salary reduction amounts contributed to any cafeteria plan established by the Company or a Subsidiary in accordance with Section 125 of the Code and any authorized payroll deductions, and excluding any Bonuses, other bonuses or incentive compensation, overtime payments, payments or reimbursements of business or personal expenses, transportation allowances, insurance premiums, taxable fringe benefits, severance pay and all other extraordinary compensation or amounts allocated to his account from employer contributions to any of the Defined Contribution Plans, this Plan or contributed by such company to any other welfare, deferred compensation or pension benefit plan.


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2.15     Subsidiary means any corporation in which the Company owns, directly or indirectly, at least 50% of the voting power of all classes of stock in such corporation.

2.16 Tax Law Limitations means the limitations on the maximum amounts which can be contributed to, or paid from, and any limitation on the amount of compensation which may be taken into account under, the Defined Contribution Plans, by reason of Sections 401(a)(17), 401(k), 401(m), 402(g), 415 and any other similar or successor provisions of the Code which similarly limit contributions to, benefits payable from, or compensation which may be taken into account under such Defined Contribution Plans.

2.17 Trust means the grantor trust, if any, established by the Company under Article VIII.

2.18 Valuation Date means the last day of each month and such other date or dates as shall be established by the Administrator, in its sole discretion.


                                  ARTICLE III

                                    BENEFITS

3.1      Participant Deferrals.

         (a) Salary Deferrals. A Participant may elect to defer under the Plan all or any portion of his monthly Salary. Such election may be changed or revoked no more frequently than once per calendar quarter, and shall remain in effect until changed or revoked.

         (b) Bonus Deferrals. A Participant may elect to defer under the Plan all or any portion of any Bonus.

         (c)     Time for Election. Any election to make deferrals under this
                 Section 3.1 from compensation paid in any calendar quarter must be received by the Administrator (i) in the case of deferrals pursuant to Section 3.1(a), not later than the twentieth day of the month prior to the month in which the election is to be effective (or such other date or dates as the Administrator may establish from time to time) and (ii) in the case of deferrals pursuant to Section 3.1(b), not later than the December 31 prior to the calendar year in which services are performed with respect to which the Bonus is payable to such Participant.





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3.2      Automatic Deferrals Due to Tax Law Limitations. From and after the
         Effective Date, at or about the same time as the Company or a Subsidiary would have made a contribution to the Defined Contribution Plans, the Administrator shall credit to the Account of each Executive affected by the Tax Law Limitations the sum of (i) and (ii) below:

         (i) if the amount described in (y) below is deferred under the Plan, an amount equal to the product of

                 (x)      two and

                 (y) the portion of the amount of Salary the Executive would have been permitted to contribute based on his current election to any of the Defined Contribution Plans on a pre-tax basis but for the Tax Law Limitations with respect to which matching contributions would have been made had such portion been contributed,

         (ii) an amount equal to the total amount of any contributions, other than those described in (i), which would have been made to any of the Defined Contribution Plans on behalf of the Executive but for the Tax Law Limitations.

3.3      Limitation on Deferrals. Notwithstanding anything else in this
         Article III to the contrary, the Administrator may in its sole discretion, at any time and from time to time, establish a minimum level of deferrals for purposes of any or all Sections of this Article III.

3.4 Form of Election. Any elections to be made under this Article III shall be made on such form and in such manner as the Administrator shall require.





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                                   ARTICLE IV

                               DEEMED INVESTMENTS

4.1 Deemed Investment Options. The Administrator shall determine the Deemed Investment Options to be available to a Participant under the Plan for purposes of determining the Deemed Return on the Participant's Account pursuant to this Article IV. The Administrator shall make available under the Plan such Deemed Investment Options as the Administrator, in its sole discretion, shall deem appropriate, but in no event shall the Administrator make available any investment which will require that the Plan or the Trust be registered under the Securities Exchange Act of 1933, the Investment Company Act of 1940 or any other applicable federal or state securities laws.

4.2      Participant Elections.

         (a) Deferrals. Subject to Section 4.2(c) and 4.2(d), each Participant shall elect the manner in which deferrals shall be invested among the Deemed Investment Options. Once each calendar quarter and at such other time or times as the Administrator shall determine, a Participant may change the manner in which future deferrals to his Account shall be invested.

         (b) Account Balance. Subject to Section 4.2(c) and 4.2(d), each Participant shall have the right once each calendar quarter and at such other time or times as the Administrator, in its sole discretion, shall determine to change the manner in which the amount credited to his Account is allocated among the Deemed Investment Options.

         (c) Minimum Levels of Investment. Notwithstanding anything else in this Article IV to the contrary, the Administrator may, at any time and from time to time, establish minimum levels of deferrals and other restrictions and limitations for new deferrals and for a Participant's prior Account balance, and, to the extent that any deferrals or the amount in the Participants' Account are below such minimum amounts, require that such Account be allocated, at Administrator's discretion, in any short term Deemed Investment Option permitted under the Plan.

         (d) Timing of Elections. Any election to change the manner in which deferrals to, or the amount credited to, a Participant's Account are allocated among Deemed Investment Options must be received by the Administrator not later than the twentieth day of the month prior to the month in which the change is to be effective (or such other date or dates as the Administrator, in its sole discretion, may from time to time establish). If a properly completed election form is received by the Administrator on a timely basis, an election





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                 (i)      which changes the investment of future contributions
                          shall be effective with respect to the first payroll period in the next following month, and

                 (ii) which changes the selection or allocation Deemed Investment Options of a Participant's Account shall be effective within five business days of the beginning of the next following month.

         (e) Form of Election. Any election regarding the investment of any deferrals to, or the amount credited to, a Participant's Account shall be made on such form and in such manner as the Administrator shall require.


                                   ARTICLE V

                         DISTRIBUTIONS UPON TERMINATION

5.1 In General. Each Participant shall be fully vested at all times in all amounts credited to his Account under the Plan. The Participant's entire Account shall be paid to him (or, if applicable, to his designated beneficiary) in cash as soon as practicable (or when otherwise provided in this Article) following the earliest to occur of the date such Participant (i) dies or (ii) is no longer in the employ of the Company or any of its Subsidiaries.

5.2 Timing and Manner of Payment. In the event of the Participant's termination of employment with the Company (and any of its Subsidiaries) for any reason, including death, the amount credited to a Participant's Account shall be paid as follows:

         (a) in a single sum as soon as practicable, if the Account balance is less than $50,000 as of the date of such termination, or

         (b) in the manner elected by the Participant pursuant to Section 5.3, if the Account balance is equal to or greater than $50,000 as of the date of such termination.

5.3 Installment Payment Election. The amount credited to the Account of a Participant shall be paid in a single sum payment unless the Participant elects payment in substantially equal annual installments over either five or ten years. In no event shall such election be considered valid and binding by the Administrator unless it is properly completed and delivered to the Administrator prior to the later of (i) the date the Participant commenced participation in the Plan, or (ii) five years prior to the Participant's death or termination of employment with the Company (and any of its Subsidiaries).





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                                   ARTICLE VI

                                  WITHDRAWALS

6.1 Hardship Withdrawal. Notwithstanding anything else in the Plan to the contrary, a Participant may make a withdrawal from his Account in cash which is needed to meet an unforeseeable emergency. "Unforeseeable emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Participant. Any withdrawal on account of Hardship shall not exceed that amount determined by the Administrator, in its sole discretion, to be required to alleviate the Hardship.

6.2 Procedures for Withdrawal. The Administrator shall establish the procedures for effecting a withdrawal under the Plan, including establishing the form by which such withdrawals must be requested, determining the documentation required to substantiate the basis for any such withdrawal and providing for any appropriate tax withholding required with respect to such withdrawal.


                                  ARTICLE VII

                                CLAIMS PROCEDURE

7.1      Initial Claim for Benefits.

         (a) The Administrator, through its Retirement Plans Department, shall contact any Participant, beneficiary, or other person who, according to its best information, has a claim to benefits, and from whom additional information is needed so that payment in full may be made. If no additional information is needed, payment shall be made automatically. However, any Participant, beneficiary, or other person, or legal representative of any such person, who at any time believes he is entitled to receive a benefit from the Plan may write a letter stating his claim for benefits to the Retirement Plans Department, MAPCO Inc., P. O. Box 21628, Tulsa, Oklahoma 74121-1628.

         (b) The Administrator, through its Retirement Plans Department, shall reply in writing within 90 days to any claim for benefits, received as provided in subsection (a) above, either allowing or denying the claim in its sole discretion, or advising that additional time is needed for a decision. If additional time is needed, the reply shall advise the claimant or his legal





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                 representative of the reason additional time is needed, and state the date by which the decision will be furnished, which shall not be later than 90 days after expiration of the initial 90 day period. The written decision shall be furnished no later than the stated date, either allowing or denying the claim.

7.2 Content of Denial of Claim. A denial of a claim shall be written in a manner calculated to be understood by the claimant and shall include:

         (a)     the specific reason or reasons for the denial;

         (b) specific reference to pertinent Plan provisions on which the denial is based;

         (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

         (d)     an explanation of the Plan's claim review procedure.

7.3      Review Procedure.

         (a) A claimant (or his duly authorized representative) whose claim is denied may, no later than 60 days after receipt of the denial, appeal the denied claim by submitting a letter to the Retirement Plans Department. The claimant (or his representative) may include in the letter a statement of the issues and his comments on these issues. In addition, he shall have full opportunity to review all documents which compose the Plan, or which are pertinent to his claim.

         (b) The Administrator, through its Retirement Plans Department, shall make its decision no later than 60 days after receipt of a request for review unless a longer period is required by special circumstances. In such case the Administrator shall, within the 60-day period, notify the claimant of the reason a longer period is required, and shall make its decision no later than 120 days after receipt of the request for review. The decision on review shall be in writing, including specific reasons for the decision, and shall be written in a manner calculated to be understood by the claimant with specific references to the pertinent Plan provisions on which the decision is based. Any decision by the Administrator on a review of a claim denial shall be the final decision of the Administrator. After a final decision by the Administrator, a Participant or beneficiary may seek payment directly from the trustee of the trust, if any, described in Article VIII hereof.





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                                  ARTICLE VIII

                             ESTABLISHMENT OF TRUST

         The Company may establish a trust which is a grantor trust solely owned by the Company for purposes of satisfying its obligations under the Plan and from which Plan benefits may be paid. The assets of such trust shall be subject to the claims of creditors of the Company in the event of its insolvency (as defined in such trust). The Participants shall have no preferred claim on, nor any beneficial ownership interest in, the assets held under the Trust.


                                   ARTICLE IX

                           AMENDMENT AND TERMINATION

         The Compensation Committee shall have the right to amend the Plan from time to time or to terminate the Plan, provided that in no event shall any such amendment or termination reduce the amount credited to any Participant's Account.


                                   ARTICLE X

                               GENERAL PROVISIONS

10.1     Administration.  The Plan shall be administered by the Administrator.

10.2 Interpretation. The Administrator shall have the power, in its absolute discretion, to interpret and construe the Plan, to establish rules for its operation and to make any and all determinations regarding the rights of Participants hereunder.

10.3 Beneficiary Designation. Each Participant may designate a beneficiary or beneficiaries (which may be other than a natural person) to receive all amounts which may be payable upon the Participant's death. If Participant is married at the time of his death, the Participant's spouse shall be the Participant's beneficiary unless such spouse shall have consented, in writing and witnessed by a notary public, to the designation of another beneficiary with respect to all or a portion of the Participant's Account. Prior to giving any such consent, the Participant's spouse shall be given a written notice explaining the effect of such consent and the right of the spouse to not grant such consent. Any beneficiary designation shall be made in such form as shall be required by the Administrator, and, subject to a spouse's right to consent, may at





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         any time and from time to time be changed or revoked without notice to any beneficiary, but any such change or revocation shall not be effective unless and until filed with the Administrator. In the absence of an effective beneficiary designation, a Participant's Account shall be paid to his spouse, if such spouse shall survive him, or otherwise to the Participant's estate.

10.4 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company or a Subsidiary and any Executive, or as a right of any Executive to be continued in the employment of the Company or a Subsidiary, or to affect the right of the Company or a Subsidiary to discharge any Executive, with or without cause.

10.5 Interests Not Transferable. A Participant's Account shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void.

10.6 Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Administrator, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Administrator may select.

10.7 Claims. The Administrator shall establish a procedure consistent with applicable law whereby a Participant may pursue a review of any denial of benefits or eligibility under the Plan.

10.8 Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

10.9 Controlling Law. The Plan shall be governed by the law of the State of Oklahoma.





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         IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Plan, the Company has caused this Plan to be duly executed in its name and behalf by its proper officers thereunder authorized this 30TH day of December, 1993.


                                        MAPCO INC.


                                        By:         /s/ JACK D. MAYNARD
                                                    _________________________

                                        Title:      SENIOR VICE PRESIDENT,
                                                    _________________________

                                                    HUMAN RESOURCES
                                                    _________________________
ATTEST:


By:        /s/ JAMES N. CUNDIFF
           ________________________________

Title:     ASSISTANT SECRETARY
           ________________________________





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